Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

SECOND-QUARTER 2021 FINANCIAL RESULTS

Revenue Increased 24.0% to $436.1 Million

Gross Margin Increased 37.5% to $146.6 Million

Net Income of $1.3 Million, or $0.01 per Diluted Share

Adjusted Net Income per Diluted Share of $0.10

Adjusted EBITDA Increased 30.6% to $48.8 Million

Atlanta, Georgia (August 11, 2021) – Aveanna Healthcare Holdings, Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three and six-month periods ended July 3, 2021.

Tony Strange, Chief Executive Officer, commented “We are very pleased with the progress that we’ve made on all fronts during the second quarter, delivering robust top and bottom line growth and building on the solid results reported in the first quarter. The integration of Doctor's Choice is continuing to track ahead of expectations, giving us a clear line of sight on our synergies and opportunities ahead. In addition to our positive results, we continued to experience favorable rate outcomes across our diversified payer platform. Finally, we completed a successful refinancing of our remaining debt balances after the IPO, providing us enhanced operational and financial flexibility. I'm extremely proud of our team's focus during these uncertain times”

Three-Month Periods Ended July 3, 2021 and June 27, 2020

Revenue was $436.1 million for the second quarter of 2021, as compared to $351.6 million for the second quarter of 2020, an increase of $84.5 million, or 24.0%. This increase was driven by growth across our key segments, including:

•
a $35.5 million, or 11.3%, increase in Private Duty Services (“PDS”) revenue to $349.7 million;
•
a $45.4 million, or 975.4%, increase in Home Health & Hospice (“HHH”) revenue to $50.1 million; and
•
a $3.6 million, or 11.1%, increase in Medical Solutions (“MS”) revenue to $36.4 million.

Gross margin was $146.6 million, or 33.6% of revenue, for the second quarter of 2021, as compared to $106.6 million, or 30.3% of revenue, for the second quarter of 2020, an increase of $40.0 million, or 37.5%.

Net income was $1.3 million for the second quarter of 2021, as compared to a net loss of $77.6 million for the second quarter of 2020, while net income per diluted share was $0.01 for the second quarter of 2021, as compared with net loss per diluted share of $0.55 for the second quarter of 2020. Adjusted net income per diluted share was $0.10 for the second quarter of 2021, as compared to $0.08 for the second quarter of 2020.

Adjusted EBITDA was $48.8 million, or 11.2% of revenue, for the second quarter of 2021 as compared to $37.4 million, or 10.6% of revenue, for the second quarter of 2020, an increase of $11.5 million, or 30.6%.

Six-Month Periods Ended July 3, 2021 and June 27, 2020

Revenue was $853.3 million for the first six months of 2021, as compared to $706.8 million for the first six months of 2020, an increase of $146.5 million, or 20.7%. This increase was driven by growth across our key segments, including:

•
a $65.8 million, or 10.4%, increase in PDS revenue to $700.5 million;
•
a $72.5 million, or 793.3%, increase in HHH revenue to $81.6 million; and
•
a $8.2 million, or 13.1%, increase in MS revenue to $71.2 million.

Gross margin was $278.3 million, or 32.6% of revenue, for the first six months of 2021, as compared to $214.2 million, or 30.3% of revenue, for the first six months of 2020, an increase of $64.1 million, or 29.9%.

Net income was $7.1 million for the first six months of 2021, as compared to a net loss of $39.9 million for the first six months of 2020, while net income per diluted share was $0.04 for the first six months of 2021, as compared with net loss per diluted share of $0.29 for the first six months of 2020. Adjusted net income per diluted share was $0.19 for the first six months of 2021 as compared to $0.10 for the first six months of 2020.

Adjusted EBITDA was $92.6 million, or 10.8% of revenue, for the first six months of 2021 as compared to $67.2 million, or 9.5% of revenue, for the first six months of 2020, an increase of $25.4 million, or 37.7%.

Recent Developments

Aveanna’s Initial Public Offering (“IPO”) and Subsequent Credit Facility Amendment

•
In May, 2021 we raised aggregate proceeds of $477.7 million from our IPO, after deducting underwriting discounts and commissions and inclusive of our underwriters’ partial exercise of their overallotment option.
•
We used the majority of the net proceeds from our IPO to repay $100.0 million principal amount of our first lien indebtedness and $307.0 million of our second lien indebtedness. We then terminated our second lien credit facility.
•
Following our IPO, we increased the total capacity under our revolving credit facility from $75.0 million to $200.0 million
•
As of July 3, 2021, we had cash of $106.5 million and bank debt of $860.2 million, with $180.2 million of available borrowing capacity under our revolving credit facility.
•
On July 15, 2021, we amended our first lien credit facility to, among other things, simplify our first lien term loan structure and reduce the overall interest rates thereunder to LIBOR + 3.75%, with a LIBOR floor of 0.5%, and provide for a $200.0 million delayed draw term loan facility for future acquisitions. We also “blended and extended” our interest rate swaps to reduce our swap rates and extend the maturity through July, 2026.

David Afshar, Chief Financial Officer, commented “We continued our positive earnings momentum and capital structure improvement in the second quarter of 2021. We followed our IPO with the refinancing of our remaining outstanding first lien term loans and the restructuring of our interest rate swaps, which we expect will significantly reduce our overall debt service costs going forward.”

M&A Update

•
On April 16, 2021, we completed the acquisition of Doctor’s Choice Holdings, LLC (“Doctor’s Choice”), a home health business with sixteen branches throughout the state of Florida, expanding our presence in the adult home health business and creating further density for us in the state of Florida.
•
Our pipeline continues to be active with numerous HHH and PDS opportunities.

Full Year 2021 Guidance

•
We are reaffirming our expectation that revenue is anticipated to be at least $1,745 million.

We are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps.

•
We are reaffirming our expectation that Adjusted EBITDA is anticipated to be at least $185 million.

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted corporate expense, Adjusted net income and Adjusted net income per diluted share. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax (expense) benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; sponsor fees; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; the discontinuation of our ABA Therapy services; non-acquisition related legal settlements; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We incurred substantial acquisition-related costs and integration costs in fiscal years 2021 and 2020. The underlying acquisition activities took place over a defined timeframe, had distinct project timelines and were incremental to activities and costs that arose in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as operating income (loss). Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as operating income (loss) prior to corporate expenses and other non-field related costs, including depreciation and amortization, acquisition-related costs, and other operating expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

We believe Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted corporate expenses

Adjusted corporate expenses is a non-GAAP financial measure and is not intended to replace financial performance measures determined in accordance with GAAP, such as corporate expenses. Rather, we present adjusted corporate expenses as a supplemental measure of our performance. We define Adjusted corporate expenses as corporate expenses adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including non-cash, share-based compensation; sponsor fees; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID related costs, net of reimbursement; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of adjusted corporate expenses may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe Adjusted corporate expenses is helpful in highlighting trends in our corporate support function, which can vary from year to year. We use Adjusted corporate expenses to make business decisions in determining whether or not our corporate expenses is appropriately sized to support our caregivers and direct patient care operations. Excluding the aforementioned items from corporate expenses that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations allows us to evaluate adjusted corporate expenses in relation to the support necessary for our caregivers and direct patient care operations.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, sponsor fees, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, ABA exited operations, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income.

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income per share, diluted.

Adjusted net income and Adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Conference Call

Aveanna will host a conference call on Thursday, August 12, 2021, at 10:00 a.m. Eastern Time to discuss our second quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until August 19, 2021, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13721328. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna Healthcare’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, our ability to effectively bill and collect under new Electronic Visit Verification regulations, changes in tax rates, the impact of adverse weather, the impact to our business operations, reimbursements and patient population were the COVID-19 environment to worsen, and other risks set forth under the heading “Risk Factors” in Aveanna‘s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission and which was declared effective on April 28, 2021, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 30 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the six-month periods presented:

	For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020
Net cash (used in) provided by operating activities	$(13,621)	$76,585
Net cash used in investing activities	$(108,583)	$(10,480)
Net cash provided by financing activities	$91,408	$16,486
Cash and cash equivalents at beginning of period	$137,345	$3,327
Cash and cash equivalents at end of period	$106,549	$85,918

The following table presents our long-term indebtedness as of July 3, 2021:

(dollars in thousands)
Instrument	Interest Rate	July 3, 2021
Initial First Lien Term Loan	L + 4.25%	$560,137
First Lien First Amendment Term Loan	L + 5.50%	216,028
First Lien Fourth Amendment Term Loan	L + 6.25%	84,075
Revolving Credit Facility	L + 4.25%	-
Total Credit Facility Debt		860,240
Less: unamortized debt issuance costs		(18,618)
Net Credit Facility Debt		$841,622

The following table presents our term loan balances and related interest rates immediately prior to entering into the amendment to our credit facilities on July 15, 2021 and immediately after entering into such amendment. Holding all other factors the same, based upon the interest rates in effect immediately prior to and after the amendment, the Company currently expects to save approximately $13.0 million in annual cash interest on the $860.0 million 2021 Extended Term Loan, by reducing the average interest rate under its term loans by approximately 1.5% as a result of the amendment.

			Long-term	Annualized Interest	Annualized Interest
(dollars in thousands)	LIBOR	LIBOR	Obligations	Immediately Prior to	Immediately After
Instrument	Margin	Floor	July 3, 2021	July 15 Refinancing	July 15 Refinancing
Initial First Lien Term Loan	L + 4.25%	1.00%	$560,137	$29,407	$-
First Lien First Amendment Term Loan	L + 5.50%	1.00%	216,028	14,042	-
First Lien Fourth Amendment Term Loan	L + 6.25%	1.00%	84,075	6,095	-
2021 Extended Term Loan	L + 3.75%	0.50%	860,000	-	36,550
Annual Cash Interest				49,544	36,550
Annual Cash Interest Savings					12,994
Average Term Loan Interest Rate				5.8%	4.3%

Results of Operations

Three and Six-Month Periods Ended July 3, 2021 Compared to the Three and Six-Month Periods Ended June 27, 2020

The following table summarizes our consolidated results of operations for the three and six-month periods indicated (amounts in thousands, except per share data):

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Revenue	$436,112	$351,577	$853,272	$706,800
Cost of revenue, excluding depreciation and amortization	289,523	244,948	575,000	492,630
Branch and regional administrative expenses	77,720	55,120	147,092	114,814
Corporate expenses	32,401	22,749	59,800	48,546
Goodwill impairment	-	75,727	-	75,727
Depreciation and amortization	5,170	4,234	10,018	8,417
Acquisition-related costs	1,004	169	2,772	169
Other operating expenses	-	587	-	587
Operating income (loss)	30,294	(51,957)	58,590	(34,090)
Interest income	61	163	138	209
Interest expense	(19,262)	(18,844)	(41,687)	(39,907)
Loss on debt extinguishment	(8,918)	(200)	(8,918)	(73)
Other (expense) income	(736)	(4,460)	(577)	37,331
Income (loss) before income taxes	1,439	(75,298)	7,546	(36,530)
Income tax expense	(179)	(2,255)	(488)	(3,386)
Net income (loss)	$1,260	$(77,553)	$7,058	$(39,916)
Income (loss) per share:
Net income (loss) per share, basic	$0.01	$(0.55)	$0.05	$(0.29)
Weighted average shares of common stock outstanding, basic	171,149	142,084	156,636	139,777
Net income (loss) per share, diluted	$0.01	$(0.55)	$0.04	$(0.29)
Weighted average shares of common stock outstanding, diluted	177,683	142,084	161,975	139,777

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the three and six-month periods indicated:

	For the Three-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$436,112	$351,577	$84,535	24.0%
Cost of revenue, excluding depreciation and amortization	289,523	244,948	44,575	18.2%
Gross margin	$146,589	$106,629	$39,960	37.5%
Gross margin percentage	33.6%	30.3%
Branch and regional administrative expenses	77,720	55,120	22,600	41.0%
Field contribution	$68,869	$51,509	$17,360	33.7%
Field contribution margin	15.8%	14.7%
Corporate expenses	$32,401	$22,749	$9,652	42.4%
As a percentage of revenue	7.4%	6.5%
Operating income (loss)	$30,294	$(51,957)	$82,251	-158.3%
As a percentage of revenue	6.9%	-14.8%

	For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$853,272	$706,800	$146,472	20.7%
Cost of revenue, excluding depreciation and amortization	575,000	492,630	82,370	16.7%
Gross margin	$278,272	$214,170	$64,102	29.9%
Gross margin percentage	32.6%	30.3%
Branch and regional administrative expenses	147,092	114,814	32,278	28.1%
Field contribution	$131,180	$99,356	$31,824	32.0%
Field contribution margin	15.4%	14.1%
Corporate expenses	$59,800	$48,546	$11,254	23.2%
As a percentage of revenue	7.0%	6.9%
Operating income (loss)	$58,590	$(34,090)	$92,680	-271.9%
As a percentage of revenue	6.9%	-4.8%

The following tables summarize our key performance measures by segment for the three-month periods indicated:

	PDS
	For the Three-Month Periods Ended
(dollars and hours in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$349,680	$314,196	$35,484	11.3%
Cost of revenue, excluding depreciation and amortization	243,898	224,075	19,823	8.8%
Gross margin	$105,782	$90,121	$15,661	17.4%
Gross margin percentage	30.3%	28.7%		1.6%	(4)
Hours	9,920	9,013	907	10.1%
Revenue rate	$35.25	$34.86	$0.39	1.2%	(1)
Cost of revenue rate	$24.59	$24.86	$(0.27)	-1.3%	(2)
Spread rate	$10.66	$10.00	$0.66	7.3%	(3)

	HHH
	For the Three-Month Periods Ended
(dollars and admissions/episodes in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$50,071	$4,656	$45,415	975.4%
Cost of revenue, excluding depreciation and amortization	25,765	2,696	23,069	855.7%
Gross margin	$24,306	$1,960	$22,346	1140.1%
Gross margin percentage	48.5%	42.1%		6.4%	(4)
Home health total admissions (5)**	11.7	**	**	**
Home health episodic admissions (6)**	7.1	**	**	**
Home health total episodes (7)**	10.3	**	**	**
Home health revenue per completed episode (8)**	$2,894	**	**	**

	MS
	For the Three-Month Periods Ended
(dollars and UPS in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$36,361	$32,725	$3,636	11.1%
Cost of revenue, excluding depreciation and amortization	19,860	18,177	1,683	9.3%
Gross margin	$16,501	$14,548	$1,953	13.4%
Gross margin percentage	45.4%	44.5%		0.9%	(4)
Unique patients served (“UPS”)	78	74	4	5.4%
Revenue rate	$466.17	$442.23	$23.94	5.7%	(1)
Cost of revenue rate	$254.62	$245.64	$8.98	3.9%	(2)
Spread rate	$211.55	$196.59	$14.96	8.0%	(3)

The following tables summarize our key performance measures by segment for the six-month periods indicated:

	PDS
	For the Six-Month Periods Ended
(dollars and hours in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$700,507	$634,709	$65,798	10.4%
Cost of revenue, excluding depreciation and amortization	492,895	452,038	40,857	9.0%
Gross margin	$207,612	$182,671	$24,941	13.7%
Gross margin percentage	29.6%	28.8%		0.8%	(4)
Hours	19,830	17,929	1,901	10.6%
Revenue rate	$35.33	$35.37	$(0.04)	-0.2%	(1)
Cost of revenue rate	$24.86	$25.19	$(0.33)	-1.6%	(2)
Spread rate	$10.47	$10.18	$0.29	3.1%	(3)

	HHH
	For the Six-Month Periods Ended
(dollars and admissions/episodes in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$81,589	$9,133	$72,456	793.3%
Cost of revenue, excluding depreciation and amortization	43,094	5,499	37,595	683.7%
Gross margin	$38,495	$3,634	$34,861	959.3%
Gross margin percentage	47.2%	39.8%		7.4%	(4)
Home health total admissions (5)**	17.5	**	**	**
Home health episodic admissions (6)**	10.9	**	**	**
Home health total episodes (7)**	16.0	**	**	**
Home health revenue per completed episode (8)**	$2,928	**	**	**

	MS
	For the Six-Month Periods Ended
(dollars and UPS in thousands)	July 3, 2021	June 27, 2020	Change	% Change
Revenue	$71,176	$62,958	$8,218	13.1%
Cost of revenue, excluding depreciation and amortization	39,011	35,093	3,918	11.2%
Gross margin	$32,165	$27,865	$4,300	15.4%
Gross margin percentage	45.2%	44.3%		0.9%	(4)
Unique patients served (“UPS”)	151	140	11	7.9%
Revenue rate	$471.36	$449.70	$21.66	5.2%	(1)
Cost of revenue rate	$258.35	$250.66	$7.69	3.3%	(2)
Spread rate	$213.01	$199.04	$13.97	7.5%	(3)

The following table summarizes our key performance measures for our HHH segment on a sequential basis for the current fiscal year:

	HHH
	For the Three-Month Periods Ended
(dollars and admissions/episodes in thousands)	July 3, 2021	April 3, 2021	Change	% Change
Revenue	$50,071	$31,518	$18,553	58.9%
Cost of revenue, excluding depreciation and amortization	25,765	17,329	8,436	48.7%
Gross margin	$24,306	$14,189	$10,117	71.3%
Gross margin percentage	48.5%	45.0%		3.5%	(4)
Home health total admissions (5)	11.7	5.8	5.9	101.7%
Home health episodic admissions (6)	7.1	3.8	3.3	86.8%
Home health total episodes (7)	10.3	5.7	4.6	80.7%
Home health revenue per completed episode (8)	$2,894	$2,962	$(68)	-2.3%

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.

7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

** We entered the home health business in the fourth fiscal quarter of 2020. The metrics presented for the three and six-month periods ended July 3, 2021 pertain to the home health component of the Home Health and Hospice segment. These metrics do not pertain to the hospice portion of this segment or certain other Medicare services provided in this segment, both of which are not material in the aggregate.

The following table reconciles operating income to Field contribution and Field contribution margin:

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Operating income (loss)	$30,294	$(51,957)	$58,590	$(34,090)
Other operating expenses	-	587	-	587
Acquisition-related costs	1,004	169	2,772	169
Depreciation and amortization	5,170	4,234	10,018	8,417
Goodwill impairment	-	75,727	-	75,727
Corporate expenses	32,401	22,749	59,800	48,546
Field contribution	$68,869	$51,509	$131,180	$99,356
Revenue	$436,112	$351,577	$853,272	$706,800
Field contribution margin	15.8%	14.7%	15.4%	14.1%

The following table reconciles net income to EBITDA and Adjusted EBITDA:

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net income (loss)	$1,260	$(77,553)	$7,058	$(39,916)
Interest expense, net	19,201	18,681	41,549	39,698
Income tax expense	179	2,255	488	3,386
Depreciation and amortization	5,170	4,234	10,018	8,417
EBITDA	25,810	(52,383)	59,113	11,585
Goodwill, intangible and other long-lived asset impairment	98	76,423	94	76,471
Non-cash stock-based compensation	5,168	1,422	5,880	1,740
Sponsor fees (1)	-	807	808	1,615
Loss on extinguishment of debt	8,918	200	8,918	73
Interest rate derivatives (2)	737	4,470	686	12,762
Acquisition-related costs and other costs (3)	1,004	169	2,772	2,689
Integration costs (4)	4,649	802	8,118	1,845
Legal costs and settlements associated with acquisition matters (5)	475	1,065	1,050	(48,023)
COVID-related costs, net of reimbursement (6)	560	3,362	2,320	3,823
ABA exited operations (7)	-	1,477	-	2,337
Other system transition costs, professional fees and other (8)	1,424	(428)	2,820	291
Total adjustments (9)	$23,033	$89,769	$33,466	$55,623
Adjusted EBITDA	$48,843	$37,386	$92,579	$67,208

The following table reconciles Corporate expenses to Adjusted corporate expenses:

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Corporate expenses	$32,401	$22,749	$59,800	$48,546
Non-cash stock-based compensation	(4,276)	(1,306)	(4,825)	(1,624)
Sponsor fees (1)	-	(807)	(808)	(1,615)
Acquisition-related costs and other costs (3)	-	-	-	(2,239)
Integration costs (4)	(3,889)	(805)	(7,649)	(1,858)
Legal costs and settlements associated with acquisition matters (5)	(559)	(1,065)	(1,134)	(1,977)
COVID-related costs, net of reimbursement (6)	(71)	(548)	(221)	(566)
Other system transition costs, professional fees and other (8)	(1,822)	5	(3,726)	(418)
Total adjustments	(10,617)	(4,526)	(18,363)	(10,297)
Adjusted corporate expenses	$21,784	$18,223	$41,437	$38,249
Adjusted corporate expenses as a percentage of revenue	5.0%	5.2%	4.9%	5.4%

The following table reconciles net income to Adjusted net income and presents Adjusted net income per diluted share:

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
(dollars in thousands, except share and per share data)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Net income (loss)	$1,260	$(77,553)	$7,058	$(39,916)
Income tax expense	179	2,255	488	3,386
Goodwill, intangible and other long-lived asset impairment	98	76,423	94	76,471
Non-cash stock-based compensation	5,168	1,422	5,880	1,740
Sponsor fees (1)	-	807	808	1,615
Loss on extinguishment of debt	8,918	200	8,918	73
Interest rate derivatives (2)	737	4,470	686	12,762
Acquisition-related costs and other costs (3)	1,004	169	2,772	2,689
Integration costs (4)	4,649	802	8,118	1,845
Legal costs and settlements associated with acquisition matters (5)	475	1,065	1,050	(48,023)
COVID-related costs, net of reimbursement (6)	560	3,362	2,320	3,823
ABA exited operations (7)	-	1,477	-	2,337
Other system transition costs, professional fees and other (8)	1,424	(428)	2,820	291
Total adjustments	23,212	92,024	33,954	59,009
Adjusted pre-tax net income	24,472	14,471	41,012	19,093
Income tax provision on adjusted pre-tax income (10)	(6,118)	(3,762)	(10,253)	(4,964)
Adjusted net income	$18,354	$10,709	$30,759	$14,129
Weighted average shares outstanding, diluted	177,683	142,084	161,975	139,777
Adjusted net income per diluted share (11)	$0.10	$0.08	$0.19	$0.10

The following footnotes are applicable to tables above that reconcile (i) Net income to EBITDA and Adjusted EBITDA, (ii) Corporate expenses to Adjusted corporate expenses and (iii) Net income to Adjusted net income. The adjustments to reconcile Corporate expenses to Adjusted corporate expenses only represent the amounts that were recorded within Corporate expenses.

1)
Represents annual management fees payable to our sponsors under our Management Agreement as defined in Note 12 – Related Party Transactions within the notes accompanying our consolidated financial statements included in our Quarterly Report on Form 10-Q. The Management Agreement terminated in accordance with its terms upon completion of our initial public offering.
2)
Represents costs associated with interest rate derivatives not included in interest expense which were included in other income.
3)
Represents (i) transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations, of $1.0 million and $2.8 million for the three and six-month periods ended July 3, 2021, respectively; and $0.2 million and $0.2 million for the three and six-month periods ended June 27, 2020, respectively, and (ii) corporate salary and severance costs in connection with our January 2020

4)
corporate restructuring in response to a terminated transaction of $0.0 million and $2.5 million for the three and six-month periods ended June 27, 2020, respectively; there were no such costs for the first quarter 2021.
4)
Represents (i) costs associated with our Integration Management Office, which focuses solely on our integration efforts, of $1.0 million and $1.9 million of the three and six-month periods ended July 3, 2021, respectively, and $0.6 million and $1.3 million for the three and six-month periods ended June 27, 2020, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $3.7 million and $6.2 million for the three and six-month periods ended July 3, 2021, respectively, and $0.2 million and $0.6 million for the three and six-month periods ended June 27, 2020, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
5)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This includes costs associated with pursuing and resolving certain claims in connection with acquisition-related legal matters, as well as a $50.0 million settlement received pertaining to one such matter in the first quarter 2020. It also includes costs of $0.5 million and $1.0 million for the three and six-month periods ended July 3, 2021, respectively, and $1.0 million and $1.6 million for the three and six-month periods ended June 27, 2020, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
6)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers and other incremental compensation costs; (ii) incremental PPE costs; (iii) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; and (iv) costs of remote workforce enablement, all of which totaled $0.6 million and $2.3 million for the three and six-month periods ended July 3, 2021, respectively, and $5.1 million and $5.5 million for the three and six-month periods ended June 27, 2020, respectively; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs which approximated $1.7 million and $1.7 million for the three and six-month periods ended June 27, 2020, respectively.
7)
Represents the results of operations for the periods indicated related to the ABA Therapy services business that we exited as a result of the COVID-19 environment, as well as one-time costs incurred in connection with exiting the ABA Therapy services business.
8)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing, collection and payroll systems, business intelligence systems, customer resource management systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $0.3 million and $0.3 million for the three and six-month periods ended July 3, 2021, respectively, and $0.0 and $0.4 million for the three and six-month periods ended June 27, 2020, respectively; and (ii) professional fees associated with preparation for Sarbanes-Oxley compliance, advisory fees associated with preparation for and execution of our initial public equity offering, and advisory costs associated with the adoption of new accounting standards, of $1.6 million and $3.6 million for the three and six-month periods ended July 3, 2021, respectively, and $0.0 million and $0.0 million for the three and six-month periods ended June 27, 2020, respectively; and (iii) certain other costs or (income) that are either non-cash or non-core to the Company's ongoing operations of $(0.5) million and $(1.1) million for the three and six-month periods ended July 3, 2021, respectively, and $(0.5) million and $(0.1) million for the three and six-month periods ended June 27, 2020.
9)
The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated:

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
(dollars in thousands)	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020
Revenue	$(135)	$(3,489)	$(150)	$(8,149)
Cost of revenue, excluding depreciation and amortization	134	4,438	1,028	7,879
Branch and regional administrative expenses	1,759	3,150	1,959	6,370
Corporate expenses	10,617	4,526	18,363	10,297
Goodwill impairment	-	75,727	-	75,727
Acquisition-related costs	1,004	169	2,772	169
Other operating expenses	-	587	-	587
Loss on debt extinguishment	8,918	200	8,918	73
Other expense (income)	736	4,461	576	(37,330)
Total adjustments	$23,033	$89,769	$33,466	$55,623

10)
Derived utilizing a combined statutory rate of 25% for the three and six-month periods ended July 3, 2021, and 26% for the three and six-month periods ended June 27, 2020, and applied to the respective adjusted pre-tax income.
11)
Adjustments used to reconcile net income per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income to adjusted net income divided by the weighted-average diluted shares outstanding during the period.